EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                         CONTACT:   ROBERT J. HUGIN
                                                    CELGENE CORPORATION
                                                    SENIOR VICE PRESIDENT  & CFO
                                                    (732) 271-4102



                 CELGENE CORPORATION INCREASES SIZE OF PROPOSED
                              COMMON STOCK OFFERING

WARREN, NJ (FEBRUARY 8, 2000) - Celgene Corporation (NASD: CELG) today announced that it intends to amend its registration statement currently on file with the Securities and Exchange Commission to increase the size of its proposed common stock offering to 3,000,000 shares. Of the shares, 2,484,000 shares will be sold by Celgene for its own account. The remaining 516,000 shares will be sold by John Hancock Life Insurance Company and its affiliates. Celgene will also grant to the underwriters an option to purchase an additional 450,000 shares of common stock to cover over-allotments.

Celgene Corporation, headquartered in Warren, NJ, is an independent biopharmaceutical company engaged in the discovery, development and commercialization of small molecule drugs for cancer and immunological diseases.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include but are not limited to actions by the FDA and other regulatory authorities, the success of clinical trials, potential future uses of the Company's drugs, and increased sales revenue for the Company's products, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q, and 8K reports.

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